Exhibit 99.1

Kodak Reports Q2 Net Earnings of $4 Million and Strong Performance in Growth Products

ROCHESTER, N.Y.--(BUSINESS WIRE)--August 9, 2017--Eastman Kodak Company (NYSE: KODK) today reported financial results for the second quarter 2017, delivering net earnings of $4 million and continued strong growth in its KODAK SONORA Process Free Plates, KODAK FLEXCEL NX Packaging and KODAK PROSPER Inkjet annuities.

Highlights include:

  GAAP net earnings of $4 million for the quarter ended June 30, 2017, compared with $8 million for the quarter ended June 30, 2016.
  Operational EBITDA for the quarter of $14 million compared with $23 million for the second quarter of 2016.
  Revenues for the quarter of $381 million compared with revenues of $423 million for the second quarter of 2016, down $42 million or 10 percent. On a constant currency basis revenues were down $36 million or 9 percent.
  The company ended the second quarter with a cash balance of $370 million, a decrease in cash of $8 million for the second quarter of 2017.
  Key product lines achieved strong year-over-year growth for the quarter:
    Volume for KODAK FLEXCEL NX Plates grew by 22 percent.
    Volume for KODAK SONORA Process Free Plates grew by 18 percent.
    Annuities revenue for KODAK PROSPER Inkjet grew by 14 percent.
  The company updated its 2017 outlook to reflect the impact of an expected advanced technology transaction. Kodak adjusted its forecast for the full year change in cash balance to a range of $0 to $10 million of cash generation. Kodak continues to expect revenues of $1.5 billion to $1.6 billion and adjusted its forecast for Operational EBITDA to a range of $90 million to $105 million.

“Our FLEXCEL NX Plates, SONORA Plates and PROSPER Inkjet businesses continue to deliver impressive performance and contribute a growing percentage of Kodak’s total revenues,” Jeff Clarke, Kodak’s chief executive officer, said. “We continue to invest significantly in new inkjet and advanced materials technologies for the future.”

Revenues in the second quarter of 2017 were $381 million, a 10 percent decline from the second quarter of 2016 or 9 percent on a constant currency basis.

GAAP net earnings were $4 million for the quarter ended June 30, 2017, a decline of $4 million compared with the second quarter of 2016. An embedded derivative related to the convertible preferred stock investment by Southeastern Asset Management positively impacted net earnings by $14 million for the quarter.

The company delivered second quarter Operational EBITDA of $14 million, consistent with the company’s expectations, down $9 million compared with the second quarter of 2016. On a constant currency basis, Operational EBITDA was down $8 million.

The company ended the quarter with a cash balance of $370 million, down $8 million, or 2 percent, from the balance at the end of the first quarter, 2017 and down $64 million from the balance at the beginning of 2017. This reflects the use of cash in working capital items such as inventory increases for sequential revenue growth during the second half of the year, partially offset by the release of restricted cash.

“Our cash position is in line with our expectations for the quarter and we are on track for our plan for the year,” David Bullwinkle, Kodak’s chief financial officer, said. “In the first half of 2017, we invested in working capital to support sequential growth in the second half of the year.”

Print Systems Division (PSD), Kodak’s largest division, had Q2 revenues of $236 million, a 9 percent decline compared with Q2 2016. Operational EBITDA for the quarter declined by $6 million compared with the same period a year ago. The decline was largely due to pricing pressures and the higher cost of aluminum, the primary material for the division’s plate products.

For the quarter, KODAK SONORA Plates delivered continued strong performance, with volume increasing by 18 percent compared with the same period a year ago. SONORA Plates now account for 18 percent of the division’s total plate unit sales.

Enterprise Inkjet Systems Division (EISD), including the KODAK PROSPER and KODAK VERSAMARK businesses, had Q2 revenues of $35 million, compared with $44 million for the prior-year quarter, a decline of 20 percent.

Operational EBITDA was $1 million, an improvement of $7 million compared with Q2 of 2016. On a constant currency basis, operational EBITDA improved by $8 million.

For the second quarter of 2017 the PROSPER business continued to deliver solid performance with year-over-year annuity growth of 14 percent.

Kodak continues to invest in next-generation ULTRASTREAM inkjet technology, working with a number of prospective OEM partners toward commercializing the technology in 2019.

The Flexographic Packaging Division (FPD) includes KODAK FLEXCEL NX Systems and Plates as well as other packaging businesses, such as analog flexographic plates and letterpress plates, proofing products and services. FPD continued to deliver strong performance for the quarter, driven by consistent growth in KODAK FLEXCEL NX Plates. Revenues for Q2 were $37 million, an increase of $2 million or 6 percent over the same period a year ago. Operational EBITDA was $8 million, an increase of $2 million or 33 percent compared with the second quarter of 2016.

For the quarter, FLEXCEL NX revenues increased 12 percent over the prior-year period and FLEXCEL NX Plate volume continued to deliver strong growth, increasing by 22 percent year over year. In April, Kodak broke ground on an expansion of its manufacturing facility in Weatherford, Oklahoma, to accommodate a new line for the production of KODAK FLEXCEL NX Plates.

Software and Solutions Division (SSD) delivered Q2 revenues of $22 million, an increase of $1 million compared with the same period last year. Operational EBITDA increased $1 million compared with the prior-year period. Licensing revenue in Unified Workflow Solutions grew 6 percent for the first half of 2017.

Consumer and Film Division (CFD) revenues for Q2 were $47 million, down 24 percent from $62 million in Q2 of 2016. Operational EBITDA was negative $5 million, primarily driven by the expected continued decline in consumer inkjet and a reduction in Industrial Films & Chemicals primarily due to a significant customer order in the prior year.

The division recently entered into multiyear supply agreements with three major Hollywood studios for motion picture film.

The Advanced Materials and 3D Printing Technology Division (AM3D) includes Kodak’s research lab, Micro 3D Printing as well as intellectual property licensing not directly related to the other business divisions. AM3D had Operational EBITDA of negative $7 million, compared with negative $8 million for Q2 2016.

Eastman Business Park Division (EBP) had revenues of $4 million, an increase of $1 million over the prior-year second quarter. Operational EBITDA increased by $1 million from the prior period. During the quarter, the division added a controlled environment agriculture company as a tenant.

Revenue and Operational EBITDA Q2 2017 versus Q2 2016

Q2 2017 Earnings Release and Presentation
Q2 2017 Financial Summary
($ millions)

Q2 2017 Actuals	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$236	$35	$37	$22	$47	$-	$4	$381
Operational EBITDA b/f corp costs*	29	3	10	-	(2)	(7)	3	36
Corporate SGA	13	2	2	1	3	-	1	22
Operational EBITDA*	16	1	8	(1)	(5)	(7)	2	14

Q2 2016 Actuals	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$258	$44	$35	$21	$62	$-	$3	$423
Operational EBITDA b/f corp costs*	34	(4)	7	-	13	(7)	1	44
Corporate SGA	12	2	1	2	3	1	-	21
Operational EBITDA*	22	(6)	6	(2)	10	(8)	1	23

Q2 2017 Actuals vs. Q2 2016 Actuals B/(W)	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$(22)	$(9)	$2	$1	$(15)	$-	$1	$(42)
Operational EBITDA b/f corp costs*	(5)	7	3	-	(15)	-	2	(8)
Corporate SGA	(1)	-	(1)	1	-	1	(1)	(1)
Operational EBITDA*	(6)	7	2	1	(15)	1	1	(9)

Q2 2017 Actuals on constant currency** vs. Q2 2016 Actuals B/(W)	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$(18)	$(8)	$3	$1	$(15)	$-	$1	$(36)
Operational EBITDA*	(6)	8	2	1	(15)	1	1	(8)

* Total Operational EBITDA, Operational EBITDA before Corporate Costs by segment and Total Operational EBITDA before Corporate Costs are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in Appendix A of this press release.

** The impact of foreign exchange represents the 2017 foreign exchange impact using average foreign exchange rates for the three months ended June 30, 2016, rather than the actual exchange rates in effect for the three months ended June 30, 2017.

About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at Kodak.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs and business trends and other information that is not historical information. When used in this press release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” “strategy,” “continues,” “goals,” “targets” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and similar expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward-looking statements. All forward-looking statements, including management’s examination of historical operating trends and data, are based upon Kodak’s expectations and various assumptions.

Future events or results may differ from those anticipated or expressed in the forward-looking statements. Important factors that could cause actual events or results to differ materially from the forward-looking statements include, among others, the risks and uncertainties described in more detail in Kodak’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, under the headings “Business,” “Risk Factors,” “Legal Proceedings” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” in the corresponding sections of Kodak’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, and June 30, 2017, and in other filings Kodak makes with the U.S. Securities and Exchange Commission from time to time, as well as the following: Kodak’s ability to improve and sustain its operating structure, cash flow, profitability and other financial results; the ability of Kodak to achieve cash forecasts, financial projections and projected growth; Kodak’s ability to achieve the financial and operational results contained in its business plans; Kodak’s ability to fund continued investments, capital needs and restructuring payments and service its debt and Series A Preferred Stock; Kodak’s ability to comply with the covenants in its various credit facilities; Kodak’s ability to discontinue, sell or spin-off certain businesses or operations or otherwise monetize assets; changes in foreign currency exchange rates, commodity prices and interest rates; Kodak’s ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; Kodak’s ability to effectively compete with large, well-financed industry participants; continued sufficient availability of borrowings and letters of credit under Kodak’s revolving credit facility, Kodak’s ability to obtain additional financing if and as needed and Kodak’s ability to provide or facilitate financing for its customers; the performance by third parties of their obligations to supply products, components or services to Kodak; and the impact of the global economic environment on Kodak.

There may be other factors that may cause Kodak’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included or referenced in this press release. Kodak undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

APPENDICES

A. NON-GAAP MEASURES

In this second quarter 2017 financial results news release, reference is made to the following non-GAAP financial measures:

  Operational EBITDA;
  Revenues and Operational EBITDA on a constant currency basis; and
  Operational EBITDA before Corporate Costs.

Kodak believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of Kodak, its financial condition, results of operations and cash flow.

Kodak’s segment measure of profit and loss is an adjusted earnings before interest, taxes, depreciation and amortization (“Operational EBITDA”). The change in revenues and Operational EBITDA on a constant currency basis, as presented in this financial results news release, is calculated by using average foreign exchange rates for the three months ended June 30, 2016, rather than the actual exchange rates in effect for the three months ended June 30, 2017.

This press release also contains a forward-looking estimate of full-year 2017 Operational EBITDA and full-year Cash Generation. Kodak is unable to provide a reconciliation of full-year 2017 Operational EBITDA to a forward-looking estimate of GAAP net income / loss and a reconciliation of full-year cash generation to changes in cash and cash equivalents because projected GAAP net income / loss for the full year and changes in cash and cash equivalents would require inclusion of the projected impact of future excluded items, including items that are not currently determinable or dependent on future events which may be uncertain or outside of Kodak’s control, such as asset sales, asset impairments, foreign exchange gains / losses, changes in the fair value of the conversion option derivative liability, unanticipated items not reflective of ongoing operations, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, Kodak does not have information available to provide quantitative reconciliations of full-year 2017 projected net income / loss and changes in cash and cash equivalents.

The following table reconciles the most directly comparable GAAP measure of Net Earnings Attributable to Eastman Kodak Company to Operational EBITDA and Operational EBITDA on a constant currency basis for the three months ended June 30, 2017, and 2016, respectively:

(in millions)
	Q2 2017	Q2 2016	$	Change	% Change
Net Earnings Attributable to Eastman Kodak Company (GAAP basis)	$4	$7		$(3)	-43%
Net income attributable to noncontrolling interests (1)	-	1		(1)	-100%
Net Earnings	$4	$8		$(4)	-50%
All Other (2)	-	(2)		2	-100%
Corporate components of pension and OPEB income (3)	(35)	(40)		5	-13%
Depreciation and amortization	22	27		(5)	-19%
Restructuring costs and other (1)	11	7		4	57%
Stock based compensation	3	1		2	200%
Consulting and other costs (4)	-	2		(2)	-100%
Idle costs (5)	1	1		-	0%
Manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production (6)	-	1		(1)	-100%
Other operating expense (income), net (1)	2	(6)		8	-133%
Interest expense (1)	8	16		(8)	-50%
Other (income) charges, net (1)	(9)	1		(10)	-1000%
Provision for income taxes (1)	4	6		(2)	-33%
Loss from discontinued operations, net of income taxes (1)	3	1		2	200%
Operational EBITDA	$14	$23		$(9)	-39%
Impact of foreign exchange (7)	1			1
Operational EBITDA on a constant currency basis	$15	$23		$(8)	-35%

The following tables reconcile the most directly comparable GAAP measure of Operational EBITDA (Segment Measure) to Operational EBITDA before Corporate Costs for each Division for the three months ended June 30, 2017, and 2016, respectively:

(in millions)	For the Three Months Ended June 30, 2017
	Print Systems	Enterprise Inkjet Systems	Flexographic Packaging	Software and Solutions	Consumer and Film	Advanced Materials and 3D Printing Technology	Eastman Business Park	Total
Operational EBITDA (Segment Measure)	$16	$1	$8	$(1)	$(5)	$(7)	$2	$14
Corporate SG&A	13	2	2	1	3	-	1	22
Operational EBITDA Before Corporate Costs	$29	$3	$10	$-	$(2)	$(7)	$3	$36

(in millions)	For the Three Months Ended June 30, 2016
	Print Systems	Enterprise Inkjet Systems	Flexographic Packaging	Software and Solutions	Consumer and Film	Advanced Materials and 3D Printing Technology	Eastman Business Park	Total
Operational EBITDA (Segment Measure)	$22	$(6)	$6	$(2)	$10	$(8)	$1	$23
Corporate SG&A	12	2	1	2	3	1	-	21
Operational EBITDA Before Corporate Costs	$34	$(4)	$7	$-	$13	$(7)	$1	$44

Footnote Explanations:

(1)	As reported in the Consolidated Statement of Operations.
(2)	RED utilities variable interest entity, which was deconsolidated Dec. 31, 2016 (interest and depreciation of RED are included in the respective lines in the table).
(3)	Composed of interest cost, expected return on plan assets, amortization of actuarial gains and losses, and curtailment and settlement components of pension and other postretirement benefit expenses.
(4)	Consulting and other costs are professional services and internal costs associated with certain corporate strategic initiatives.
(5)	Consists of third party costs such as security, maintenance and utilities required to maintain land and buildings in certain locations not used in any Kodak operations.
(6)	Consists of manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production that are excluded from the segment measure of profit and loss.
(7)	The impact of foreign exchange represents the foreign exchange impact using average foreign exchange rates for the three months ended June 30, 2016, rather than the actual exchange rates in effect for the three months ended June 30, 2017.

B. FINANCIAL STATEMENTS

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(in millions)

	Three Months Ended June 30,
	2017	2016
Revenues
Sales	$306	$342
Services	75	81
Total net revenues	381	423
Cost of revenues
Sales	240	261
Services	50	55
Total cost of revenues	290	316
Gross profit	91	107
Selling, general and administrative expenses	53	58
Research and development costs	15	16
Restructuring costs and other	11	7
Other operating expense (income), net	2	(6)
Earnings from continuing operations before interest expense, other (income) charges, net, and income taxes	10	32
Interest expense	8	16
Other (income) charges, net	(9)	1
Earnings from continuing operations before income taxes	11	15
Provision for income taxes	4	6
Earnings from continuing operations	7	9
Loss from discontinued operations, net of income taxes	(3)	(1)
Net earnings	4	8
Less: Net income attributable to noncontrolling interests	—	1
NET EARNINGS ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$4	$7

The notes accompanying the Company’s second quarter 2017 Form 10-Q are an integral part of these consolidated financial statements.

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION (Unaudited)
(in millions)

	June 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$370	$434
Receivables, net	298	311
Inventories, net	313	271
Other current assets	23	23
Total current assets	1,004	1,039
Property, plant and equipment, net of accumulated depreciation of $376 and $343, respectively	320	342
Goodwill	88	88
Intangible assets, net	108	121
Restricted cash	11	36
Deferred income taxes	42	35
Other long-term assets	120	115
TOTAL ASSETS	$1,693	$1,776

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND EQUITY (DEFICIT)
Accounts payable, trade	$177	$200
Short-term borrowings and current portion of long-term debt	7	6
Other current liabilities	212	211
Total current liabilities	396	417
Long-term debt, net of current portion	404	405
Pension and other postretirement liabilities	568	603
Other long-term liabilities	224	268
Total liabilities	1,592	1,693

Commitments and contingencies (Note 8)

Redeemable, convertible Series A preferred stock, no par value, $100 per share liquidation preference	160	156

Equity (Deficit)
Common stock, $0.01 par value	—	—
Additional paid in capital	636	641
Treasury stock, at cost	(8)	(8)
Accumulated deficit	(257)	(268)
Accumulated other comprehensive loss	(430)	(438)
Total shareholders’ deficit	(59)	(73)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND DEFICIT	$1,693	$1,776

The notes accompanying the Company’s second quarter 2017 Form 10-Q are an integral part of these consolidated financial statements.

CONTACT:
Media:
Kodak
Louise Kehoe, +1 585-802-1343
louise.kehoe@kodak.com
or
Investors:
Kodak
Bill Love, +1 585-724-4053
shareholderservices@kodak.com